Exhibit 99.2

TO: EMC All

This is an exciting day for EMC

Last evening we signed a definitive agreement to acquire Seattle-based Isilon Systems, a leader in the fast-growing, emerging market segment called scale-out network attached storage. The pending transaction was unanimously approved by the EMC and Isilon boards. Our plan is to complete the transaction before year’s end.

Together, Isilon and EMC Atmos will give customers a complete storage infrastructure lineup specifically for managing “Big Data” in private or public cloud environments. “Big Data” is the term used to describe massive amounts of data produced by a new generation of applications such as gene sequencing in life sciences, online streaming in media and entertainment, and seismic interpretation in oil and gas, just to name a few.

EMC expects the combined revenue of these two highly complementary storage offerings to reach a $1 billion run-rate during the second half of 2012. And, we expect this acquisition to be accretive to our profits next year.

The best reason to do any acquisition is to accelerate growth… profitable growth. Bringing Isilon into the EMC family – just as was the case with our Data Domain acquisition — is all about accelerating growth by further focusing and executing on a very large and rapidly changing market opportunity.

With Isilon, we are aggressively extending the reach of our rapidly growing mid-range storage product family. Isilon is a leader in scale-out NAS systems, enabling customers to store and manage “Big Data”. EMC has the perfect complement to Isilon with our Atmos object storage. When data is increasingly dispersed around the globe, and there is a need for access from Web 2.0 applications, Atmos takes over. Together, Isilon and Atmos represent a great one-two punch for storing and managing “big data.”

Simply stated, EMC will be able to offer the most complete portfolio of storage offerings for both the world of today and the rapidly emerging cloud computing world of tomorrow.

Once the acquisition is closed, we’ll begin the process of welcoming and integrating Isilon into EMC. We intend to invest in Isilon to accelerate its growth and expand its capabilities. We also intend to leverage our global Sales and Marketing organization, which is over 12,000 strong, and operates in over 83 countries around the world, our extensive network of channel and alliance partners, and our global services organization to assure even broader adoption of Isilon’s leading portfolio of products.

Between now and then, EMC and Isilon must, by law, operate as separate companies. We’re allowed to begin integration planning, but nothing more.

By adding Isilon to our market leading product portfolio, EMC is positioned at the intersection of cloud computing and “Big Data.” Given what’s going on in the IT world right now, I can’t think of a better place to be.

Joe

This communication (this "Statement") relates to a planned tender offer by Electron Merger Corporation ("Purchaser"), a wholly owned subsidiary of EMC Corporation ("EMC"), for all shares of outstanding common stock of Isilon Systems, Inc. ("Isilon"), to be commenced pursuant to an Agreement and Plan of Merger, dated as of November 14, 2010, by and among EMC, the Purchaser and Isilon.

The tender offer referred to in this Statement has not yet commenced. This Statement is neither an offer to purchase nor a solicitation of an offer to sell any shares of Isilon. The solicitation and the offer to buy shares of Isilon common stock will be made pursuant to an offer to purchase and related materials that EMC and Purchaser intend to file with the U.S. Securities and Exchange Commission (the “SEC”). At the time the tender offer is commenced, EMC and Purchaser intend to file a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer and Isilon intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. EMC, Purchaser and Isilon intend to mail these documents to the stockholders of Isilon. These documents will contain important information about the tender offer and stockholders of Isilon are urged to read them carefully when they become available. Investors and stockholders of Isilon will be able to obtain a free copy of these documents (when they become available) and other documents filed by EMC, Purchaser and Isilon with the SEC at the website maintained by the SEC at www.sec.gov. In addition, the tender offer statement and related materials may be obtained for free (when they become available) by directing such requests to EMC Corporation at Attention: Office of the General Counsel, 176 South Street, Hopkinton, MA 01748. Investors and stockholders of Isilon may obtain a free copy of the solicitation/recommendation statement and other documents (when they become available) from Isilon by directing requests to Isilon Systems, Inc. at Attention: Investor Relations Department, 3101 Western Avenue Seattle, Washington 98121.